Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2022 Second Quarter Results

Reports Strong Orders and Record Backlog

Lowers Fiscal 2022 Sales and Earnings Expectations on Supply Chain Challenges and Inflation

Declares Quarterly Cash Dividend of $0.37 Per Share

OSHKOSH, Wis. (July 28, 2022) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2022 second quarter net income of $26.9 million, or $0.41 per diluted share, compared to $213.9 million, or $3.07 per diluted share, for the three months ended June 30, 2021. Comparisons in this news release are to the three months ended June 30, 2021, unless otherwise noted.

Results for the three months ended June 30, 2021 included a $69.9 million tax benefit associated with the carryback of a U.S. net operating loss to prior years with higher federal statutory rates and an after-tax charge of $1.4 million associated with restructuring actions in the Access Equipment segment. Excluding these items, adjusted1 net income for the three months ended June 30, 2021 was $145.4 million, or $2.09 per diluted share.

Consolidated sales in the second quarter of fiscal 2022 decreased 6.5 percent to $2.07 billion largely as a result of an anticipated decline in Defense segment sales and lower sales volume in the Fire & Emergency segment as a result of supply chain disruptions, offset in part by improved pricing.

Consolidated operating income in the second quarter of fiscal 2022 decreased 65.9 percent to $69.4 million, or 3.4 percent of sales, compared to $203.8 million, or 9.2 percent of sales, for the three months ended June 30, 2021. The decrease was primarily due to higher material & logistics costs, lower sales volume, manufacturing inefficiencies associated with supply chain challenges and a tight labor market, and unfavorable cumulative catch-up adjustments in the Defense segment, offset in part by improved pricing and lower incentive compensation costs.

“While we are encouraged by strong demand for our products and our ability to price for inflation, our second quarter results did not meet our expectations due to three principal factors: first, supply chain disruptions reduced sales volume and caused labor inefficiencies; second, Defense recognized unfavorable cumulative catch-up adjustments related to inflationary pressures; and third, we recorded an unfavorable non-cash mark-to-market adjustment on an equity investment,” stated John C. Pfeifer, Oshkosh Corporation president and chief executive officer. "We continue to believe that supply chain and inflationary challenges will subside over time and we remain positive in our outlook over the next several years given our strong backlogs and key indicators within the markets we serve.

Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

“Second quarter performance was highlighted by sequential growth in both sales and operating income driven by a meaningful improvement in price-cost dynamics compared to the first quarter of fiscal 2022, particularly at Access Equipment. In Fire & Emergency, we announced the acquisition of Canadian fire truck manufacturer MAXIMETAL, known for its strong culture and customer focus. We expect to benefit from MAXIMETAL’s experience and leadership as we grow our presence in Canada.

“Our Defense team received several key contracts during the quarter, including orders for the JLTV, Stryker MCWS and FHTV programs. Additionally, we held a successful program review with the USPS, focusing on both technical factors as well as demonstrations of the Next Generation Delivery Vehicle.

“At our Investor Day in early May, we shared our plans for increasing investment in technology and driving accelerated growth through fiscal 2025. We remain committed to delivering on our targets, despite the current operating environment challenges.

“As a result of the second quarter performance, as well as ongoing supply chain challenges and inflationary pressure, we are lowering our outlook for fiscal 2022. We now believe 2022 earnings per share will be approximately $3.25, or adjusted earnings per share in the range of $3.50, with our results dependent upon supply chain and inflationary conditions for the remainder of the year," added Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment sales for the second quarter of fiscal 2022 increased 5.7 percent to $977.1 million as a result of higher pricing in response to higher input costs, offset in part by lower sales volume in China and Europe.

Access Equipment segment operating income in the second quarter of fiscal 2022 decreased 38.6 percent to $69.4 million, or 7.1 percent of sales, compared to $113.0 million, or 12.2 percent of sales, for the three months ended June 30, 2021. The decrease was primarily due to higher material & logistics costs and manufacturing inefficiencies associated with supply chain challenges, offset in part by higher pricing and lower incentive compensation costs.

Defense - Defense segment sales for the second quarter of fiscal 2022 decreased 24.1 percent to $539.3 million, as the Company expected, due to lower sales to the U.S. government as a result of decreased funding for the Company's tactical wheeled vehicle programs and unfavorable cumulative catch-up adjustments.

Defense segment operating income in the second quarter of fiscal 2022 decreased 96.5 percent to $2.1 million, or 0.4 percent of sales, compared to $59.8 million, or 8.4 percent of sales, for the three months ended June 30, 2021. The decrease was due to unfavorable cumulative catch-up adjustments on program margins, largely as a result of higher anticipated material costs, and lower sales volume.

Fire & Emergency - Fire & Emergency segment sales for the second quarter of fiscal 2022 decreased 8.6 percent to $276.5 million due to lower fire truck deliveries as parts shortages limited the segment's ability to complete units.

Fire & Emergency segment operating income in the second quarter of fiscal 2022 decreased 48.8 percent to $22.8 million, or 8.2 percent of sales, compared to $44.5 million, or 14.7 percent of sales, for the three months ended June 30, 2021. The decrease was due to higher material & logistics costs, lower sales volume and manufacturing inefficiencies associated with supply chain challenges and labor availability, offset in part by improved pricing.

Commercial - Commercial segment sales for the second quarter of fiscal 2022 decreased 1.0 percent to $275.3 million due to lower refuse collection vehicle and front discharge concrete mixer volume, offset in part by higher pricing in response to higher input costs and a greater percentage of sales that included a third-party chassis.

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

Commercial segment operating income in the second quarter of fiscal 2022 decreased 49.0 percent to $15.1 million, or 5.5 percent of sales, compared to $29.6 million, or 10.6 percent of sales, for the three months ended June 30, 2021. The decrease in operating income was largely due to higher material & logistics costs, lower sales volume and manufacturing inefficiencies associated with parts shortages, offset in part by improved pricing.

Corporate - Corporate costs in the second quarter of fiscal 2022 decreased $3.1 million to $40.0 million primarily due to lower incentive compensation costs, offset in part by higher corporate research & development spend.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of fiscal 2022 increased $0.2 million to $11.9 million.

Miscellaneous, net - Miscellaneous expense for the second quarter of fiscal 2022 primarily relates to an $11.2 million unrealized loss on the Company's investment in Microvast due to a decrease in its stock price.

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of fiscal 2022 of $13.7 million, or 32.3 percent of pre-tax income. The Company recorded an income tax benefit of $21.9 million for the three months ended June 30, 2021, including the $69.9 million tax benefit associated with the carryback of a U.S. net operating loss to previous tax years. Excluding the carryback benefit and the tax impact of restructuring costs of $0.1 million, adjusted1 income tax expense for the three months ended June 30, 2021 was $47.9 million, or 24.7 percent of adjusted1 pre-tax income.

Share repurchases - The Company repurchased 757,158 shares of Common Stock for $70.0 million during the second quarter of fiscal 2022.

Six-month Results

The Company reported net sales for the first six months of fiscal 2022 of $4.01 billion and net income of $24.8 million, or $0.37 per diluted share. This compares with net sales of $4.10 billion and net income of $313.5 million, or $4.51 per diluted share, for the six months ended June 30, 2021. The decline in net income for the first six months of fiscal 2022 compared to the six months ended June 30, 2021 was the result of higher material & logistics costs, the absence of a carryback of a U.S. net operating loss to previous tax years, lower sales volume, manufacturing inefficiencies associated with supply chain challenges and a charge of $18.1 million associated with foreign anti-hybrid tax legislation as a result of comments made by taxing authorities of the applicable jurisdiction during the first quarter of fiscal 2022, offset in part by improved pricing and lower incentive compensation costs.

Results for the first six months of fiscal 2022 included the charge of $18.1 million associated with foreign anti-hybrid tax legislation. Results for the six months ended June 30, 2021 included the $69.9 million tax benefit associated with the carryback of a U.S. net operating loss to prior years, offset in part by after-tax charges of $3.9 million associated with restructuring actions in the Access Equipment segment and $0.2 million associated with business acquisition costs in the Defense segment. Excluding these items, adjusted1 net income was $42.9 million, or $0.64 per diluted share, for the first six months of fiscal 2022 and $247.7 million, or $3.57 per diluted share, for the six months ended June 30, 2021.

Fiscal 2022 Expectations

As a result of the challenging supply chain conditions and increased inflationary pressures, the Company does not expect to achieve its most recent fiscal 2022 adjusted earnings per share guidance range of $5.00 to $6.00. The Company now believes that revenue and adjusted1 earnings per share will be in the range of $8.3 billion and $3.50, respectively. The Company’s earnings per share expectation assumes the current supply chain and inflationary conditions will continue through fiscal 2022; if they deteriorate or improve, actual results could differ.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.37 per share of Common Stock. The dividend will be payable on August 29, 2022 to shareholders of record as of August 15, 2022.

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2022 second quarter results and its full-year fiscal 2022 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impacts of budget constraints facing the U.S. Postal Service and continuously changing demands for postal services; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™, Pratt Miller and Maxi-Metal. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$2,066.0	$2,208.8	$4,011.7	$4,097.8
Cost of sales	1,825.9	1,824.2	3,570.3	3,398.1
Gross income	240.1	384.6	441.4	699.7

Operating expenses:
Selling, general and administrative	167.9	177.6	337.1	349.6
Amortization of purchased intangibles	2.8	3.2	5.6	5.5
Total operating expenses	170.7	180.8	342.7	355.1
Operating income	69.4	203.8	98.7	344.6

Other income (expense):
Interest expense	(13.2)	(12.2)	(25.8)	(24.0)
Interest income	1.3	0.5	2.3	1.1
Miscellaneous, net	(15.1)	0.4	(14.0)	3.5
Income before income taxes and losses of unconsolidated affiliates	42.4	192.5	61.2	325.2
Provision for (benefit of) income taxes	13.7	(21.9)	33.9	11.3
Income before losses of unconsolidated affiliates	28.7	214.4	27.3	313.9
Equity in losses of unconsolidated affiliates	(1.8)	(0.5)	(2.5)	(0.4)
Net income	$26.9	$213.9	$24.8	$313.5

Earnings per share:
Basic	$0.41	$3.11	$0.38	$4.57
Diluted	0.41	3.07	0.37	4.51

Basic weighted-average shares outstanding	65,613,527	68,781,801	66,001,628	68,648,351
Dilutive equity-based compensation awards	395,333	829,844	458,668	802,523
Diluted weighted-average shares outstanding	66,008,860	69,611,645	66,460,296	69,450,874

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$397.4	$995.7
Receivables, net	1,216.4	973.4
Unbilled receivables	492.2	440.8
Inventories, net	1,584.3	1,382.7
Income taxes receivable	291.2	250.3
Other current assets	71.8	71.7
Total current assets	4,053.3	4,114.6
Property, plant and equipment:
Property, plant and equipment	1,602.0	1,480.3
Accumulated depreciation	(927.5)	(887.1)
Property, plant and equipment, net	674.5	593.2
Goodwill	1,043.0	1,049.0
Purchased intangible assets, net	465.6	464.0
Deferred income taxes	121.4	111.5
Other long-term assets	502.1	389.5
Total assets	$6,859.9	$6,721.8

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$10.0	$-
Accounts payable	1,011.9	747.4
Customer advances	757.1	690.9
Payroll-related obligations	146.8	118.4
Income taxes payable	60.7	222.1
Other current liabilities	352.3	364.2
Total current liabilities	2,338.8	2,143.0
Long-term debt, less current maturities	594.6	819.0
Long-term customer advances	550.2	207.0
Other long-term liabilities	499.3	476.4
Commitments and contingencies
Shareholders’ equity	2,877.0	3,076.4
Total liabilities and shareholders’ equity	$6,859.9	$6,721.8

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$24.8	$313.5
Depreciation and amortization	53.3	51.0
Stock-based incentive compensation	13.5	13.7
Deferred income taxes	6.2	22.6
Gain on sale of assets	(1.7)	(4.4)
Unrealized loss on investments	11.2	-
Foreign currency transactions	2.4	(3.1)
Other non-cash adjustments	2.6	0.3
Changes in operating assets and liabilities	(135.2)	55.1
Net cash (used in) provided by operating activities	(22.9)	448.7

Investing activities:
Additions to property, plant and equipment	(110.3)	(39.2)
Additions to equipment held for rental	(4.6)	(5.5)
Acquisition of business, net of cash acquired	(19.5)	(112.6)
Proceeds from sale of equipment held for rental	5.4	6.6
Acquisition of equity securities	(12.6)	(9.3)
Other investing activities	2.4	6.3
Net cash used in investing activities	(139.2)	(153.7)

Financing activities:
Proceeds from debt	10.4	-
Repayments of debt	(225.0)	-
Repurchases of Common Stock	(155.0)	(13.0)
Dividends paid	(48.9)	(45.4)
Proceeds from exercise of stock options	2.3	37.5
Other financing activities	(9.2)	(4.1)
Net cash used in financing activities	(425.4)	(25.0)

Effect of exchange rate changes on cash and cash equivalents	(10.8)	(2.3)
Increase (decrease) in cash and cash equivalents	(598.3)	267.7
Cash and cash equivalents at beginning of period	995.7	898.6
Cash and cash equivalents at end of period	$397.4	$1,166.3

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,
	2022			2021
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$451.5	$-	$451.5	$450.9	$-	$450.9
Telehandlers	309.8	-	309.8	233.5	-	233.5
Other	215.7	0.1	215.8	238.7	1.2	239.9
Total Access Equipment	977.0	0.1	977.1	923.1	1.2	924.3

Defense	538.9	0.4	539.3	709.9	0.5	710.4

Fire & Emergency	275.7	0.8	276.5	298.4	4.1	302.5

Commercial
Refuse collection	143.4	-	143.4	137.4	-	137.4
Concrete mixers	104.6	-	104.6	113.4	-	113.4
Other	26.4	0.9	27.3	26.6	0.7	27.3
Total Commercial	274.4	0.9	275.3	277.4	0.7	278.1
Corporate and intersegment eliminations	-	(2.2)	(2.2)	-	(6.5)	(6.5)
	$2,066.0	$-	$2,066.0	$2,208.8	$-	$2,208.8

	Six Months Ended June 30,
	2022			2021
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$891.2	$-	$891.2	$809.1	$-	$809.1
Telehandlers	539.5	-	539.5	408.7	-	408.7
Other	429.3	0.2	429.5	441.9	2.8	444.7
Total Access Equipment	1,860.0	0.2	1,860.2	1,659.7	2.8	1,662.5

Defense	1,074.1	0.8	1,074.9	1,324.2	0.9	1,325.1

Fire & Emergency	562.2	2.2	564.4	607.1	7.9	615.0

Commercial
Refuse collection	272.7	-	272.7	241.8	-	241.8
Concrete mixers	189.7	-	189.7	210.7	-	210.7
Other	53.0	1.3	54.3	53.7	1.9	55.6
Total Commercial	515.4	1.3	516.7	506.2	1.9	508.1
Corporate and intersegment eliminations	-	(4.5)	(4.5)	0.6	(13.5)	(12.9)
	$4,011.7	$-	$4,011.7	$4,097.8	$-	$4,097.8

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating income:
Access Equipment	$69.4	$113.0	$76.9	$193.5
Defense	2.1	59.8	21.5	95.3
Fire & Emergency	22.8	44.5	45.2	91.9
Commercial	15.1	29.6	29.4	48.4
Corporate and intersegment eliminations	(40.0)	(43.1)	(74.3)	(84.5)
	$69.4	$203.8	$98.7	$344.6

	June 30,
	2022	2021
Period-end backlog:
Access Equipment	$3,970.3	$1,747.7
Defense	6,265.1	3,397.8
Fire & Emergency	2,223.4	1,219.1
Commercial	568.3	498.1
	$13,027.1	$6,862.7

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Access Equipment segment operating income (GAAP)	$69.4	$113.0	$76.9	$193.5
Restructuring-related costs	-	1.3	-	3.5
Adjusted Access Equipment segment operating income (non-GAAP)	$69.4	$114.3	$76.9	$197.0

Defense segment operating income (GAAP)	$2.1	$59.8	$21.5	$95.3
Acquisition costs	-	-	-	0.3
Adjusted Defense segment operating income (non-GAAP)	$2.1	$59.8	$21.5	$95.6

Consolidated operating income (GAAP)	$69.4	$203.8	$98.7	$344.6
Restructuring-related costs	-	1.3	-	3.5
Acquisition costs	-	-	-	0.3
Adjusted consolidated operating income (non-GAAP)	$69.4	$205.1	$98.7	$348.4

Provision for (benefit of) income taxes (GAAP)	$13.7	$(21.9)	$33.9	$11.3
Income tax provision for restructuring-related costs	-	(0.1)	-	(0.4)
Income tax benefit of acquisition costs	-	-	-	0.1
Benefit from tax loss carryback to prior years	-	69.9	-	69.9
Anti-hybrid tax on prior period income	-	-	(18.1)	-
Adjusted provision for income taxes (non-GAAP)	$13.7	$47.9	$15.8	$80.9

Net income (GAAP)	$26.9	$213.9	$24.8	$313.5
Restructuring-related costs, net of tax	-	1.4	-	3.9
Acquisition costs, net of tax	-	-	-	0.2
Benefit from tax loss carryback to prior years	-	(69.9)	-	(69.9)
Anti-hybrid tax on prior period income	-	-	18.1	-
Adjusted net income (non-GAAP)	$26.9	$145.4	$42.9	$247.7

Earnings per share-diluted (GAAP)	$0.41	$3.07	$0.37	$4.51
Restructuring-related costs, net of tax	-	0.02	-	0.06
Benefit from tax loss carryback to prior years	-	(1.00)	-	(1.00)
Anti-hybrid tax on prior period income	-	-	0.27	-
Adjusted earnings per share-diluted (non-GAAP)	$0.41	$2.09	$0.64	$3.57

Fiscal 2022 Expectations
Earnings per share-diluted (GAAP)	$3.25
Charge for anti-hybrid tax on prior period income	0.25
Adjusted earnings per share-diluted (non-GAAP)	$3.50

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Oshkosh Corporation Reports Results for Fiscal 2022 Second Quarter

July 28, 2022

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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